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                                                                   EXHIBIT 13(a)

                  EXHIBIT 13(a) ILLUSTRATION SAMPLE CALCULATION

ILLUSTRATED CONTRACT ASSUMPTIONS
--------------------------------
Male Issue Age 30 Preferred Non-Tobacco, $100,000 Face Amount, Death Benefit Option 1, $1,090.44 annual planned premium

Current cost of insurance rates, 12% Hypothetical Gross Investment Return ("Gross Return")

Sample calculation is for the beginning of contract year 5.

NET PREMIUM
-----------
Net Premium = Gross Premium - Premium Expense Charge
            = 1,090.44 - 5.5% (1,090.44)
            = 1,030.47

BEGINNING OF PERIOD ACCOUNT VALUE
---------------------------------
Account Value start of period = Account Value end of prior period + Net Premium
                              = 4,384.32 + 1,030.47
                              = 5,414.79

MONTHLY DEDUCTION
-----------------
Current Death Benefit = larger of Face Amount and Account Value multiplied by
                         Corridor Factor
                      = larger of 100,000 and (5,414.79 * 250%)
                      = 100,000

Net Amount at Risk = Current Death Benefit divided by 1.0032737 less the
                      Account Value
                   =100,000 / 1.0032737 - 5,414.79
                   =94,258.91

Cost of Insurance = Net Amount at Risk divided by 1000 multiplied by Cost of
                     Insurance Rate per $1,000
                  =94,258.91 / 1,000 * 0.108
                  =10.18

Monthly Deduction = Cost of Insurance + Cost of Optional Benefits + Monthly Fee
                  =10.18 + 0.00 + 6.00
                  =16.18

CALCULATING THE ANNUAL NET SUB-ACCOUNT YIELD
--------------------------------------------
Separate Account Expense Charge: The annual equivalent charge ("SA Charge") is the value that satisfies the equation
       1 + Gross Return - Assumed Asset Charge(1) - SA Charge = [(1 + Gross Return - Assumed Asset Charge)^(1/365) - (nominal Separate Account
Expense Charge / 365)]^365
or
       1+ .12 - .0086 - SA Charge = [(1 + .12 - .0086)^(1/365) - .006 / 365]^365
giving
       SA Charge = 0.66%

Annual Net Sub-Account Yield = Hypothetical Gross Investment Return - Assumed Asset Charge - SA Charge
                          = 12.00% - 0.86% - 0.66%
                          = 10.48%

   (1) Asset charges vary by sub-account, and the Unit Value for each sub-account will be reduced using the actual asset charge for that sub-account. The Assumed Asset Charge used in illustrations is the arithmetic average of the actual asset charges for each of the offered sub-accounts.
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INVESTMENT RETURN
-----------------
Investment Return = (Beginning Account Value - Monthly Deduction ) * [(1+Annual Net Sub-Account Yield)^(1/12) - 1 ]
                  = (5,414.79 - 16.18) * [(1.1048)^(1/12)-1]
                  = 45.02

ENDING POLICY VALUES
--------------------
Ending Account Value = Beginning Account Value - Monthly Deduction + Investment Return
                     = 5,414.79 - 16.18 + 45.02
                     = 5,443.63

Surrender Charge = Initial Surrender Charge * Current Year Percentage
                 = 800 * 80%
                 = 640

Cash Value = Account Value less Surrender Charge
           = 5,443.63 - 640
           = 4,803.63

Death Benefit = larger of Face Amount and Account Value multiplied by Corridor
Factor         = larger of 100,000 and (5,443.63 * 250%)
               = 100,000

INTERIM VALUES FOR ALL MONTHS IN CONTRACT YEAR 5
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
                   Gross         Net         Monthly     Investment     Account        Cash         Death
    Month         Premium      Premium      Deduction      Return        Value        Value        Benefit
    -----         -------      -------      ---------      ------        -----        -----        -------
      1           1090.44      1030.47        16.18            45.02      5443.63       4803.63    100,000
      2              0            0           16.18            45.26      5472.71       4832.71    100,000
      3              0            0           16.17            45.51      5502.05       4862.05    100,000
      4              0            0           16.17            45.75      5531.63       4891.63    100,000
      5              0            0           16.17            46.00      5561.46       4921.46    100,000
      6              0            0           16.16            46.25      5591.55       4951.55    100,000
      7              0            0           16.16            46.50      5621.89       4981.89    100,000
      8              0            0           16.16            46.75      5652.48       5012.48    100,000
      9              0            0           16.15            47.01      5683.34       5043.34    100,000
      10             0            0           16.15            47.26      5714.45       5074.45    100,000
      11             0            0           16.15            47.52      5745.82       5105.82    100,000
      12             0            0           16.14            47.79      5777.47       5137.47    100,000